NortonLifeLock Inc.
Non-Employee Director Compensation Policy
In accordance with the recommendations of the Compensation Committee of the Board of Directors (the “Board”) of NortonLifelock Inc. (the “Company”), the Board has approved this Non-Employee Director Compensation Policy (the “Policy”), effective as of June 28, 2022.
Annual Cash Fees:
The below rates are effective as of the beginning of fiscal year 2023:

Non-Employee Director Retainer	$ 50,000
Independent Chair/Lead Independent Director	$ 100,000
Audit Committee Membership	$ 15,000
Audit Committee Chair	$ 15,000
Compensation & Leadership Development Committee Membership	$ 10,000
Compensation & Leadership Development Committee Chair	$ 15,000
Nominating & Governance Committee Membership	$ 5,000
Nominating & Governance Committee Chair	$ 10,000
Technology & Cybersecurity Committee Membership	$ 5,000
Technology & Cybersecurity Committee Chair	$ 10,000
Each non-employee director will earn his or her Non-Employee Director Retainer and committee cash fees in equal portions quarterly on the first December 1st, March 1st, June 1st and September 1st dates following the director’s election at the annual meeting of stockholders (the “Annual Meeting”), subject to the director’s service through each such date.
Directors may elect to receive 100% of their Non-Employee Director Retainer fee in the form of a restricted stock unit award with a grant date fair value equal to Non-Employee Director Retainer fee in lieu of receiving cash, provided such election is made at least three (3) business days prior to the date of the Annual Meeting in which they are elected; any such election must apply to the entire portion of the Non-Employee Director Retainer fee. Each such restricted stock unit award will be automatically granted on the date of the Annual Meeting under the 2013 Equity Incentive Plan (the “2013 Plan”) without further action on the part of the Board. Each such restricted stock unit award will vest in equal portions quarterly on the first December 1st, March 1st, June 1st and September 1st dates following the Annual Meeting, subject to the director’s service through each such date, and except as set forth herein with respect to vesting, will be subject to the terms of the Company’s standard form of restricted stock unit award agreement. Only whole shares will be subject to such awards, and the value of any fractional share will be settled in cash on the first vesting date.
Directors who retire or otherwise voluntarily or involuntarily leave the Board or any of the committees prior to the next Annual Meeting will receive prorated cash fees and their restricted stock unit award in lieu of cash will vest on a prorated basis, and such fees and units will be paid or settled at the next quarterly payment date, with such proration based on the number of days served in the quarter. Any remaining unearned cash and unvested restricted stock units in lieu of cash will be forfeited.
In the event the next Annual Meeting is held prior to the September 1st quarterly payment/settlement date, all current directors as of the date of immediately prior such annual meeting, including directors not standing for reelection, will be entitled to receive any remaining cash payments and shares on September 1st.

Annual Equity Awards:
Each non-employee director will be entitled to receive a restricted stock unit award with a grant date fair value of $260,000, which will be automatically granted on the date of the non-employee director’s election at the Annual Meeting under the 2013 Plan without further action on the part of the Board. Each such restricted stock unit award will vest fully after one year, subject to the director’s service through such date, and except as set forth herein with respect to vesting, will be subject to the terms of the Company’s standard form of restricted stock unit award agreement.
Directors who join the Board after the Annual Meeting will automatically receive a restricted stock unit award prorated for the remaining one-year period from the last Annual meeting (based on the number of the days remaining during such period) with the grant date being the date of the director joining the Board.
Only whole shares will be subject to such awards, and to the extent, the grant date fair value of such shares is less than $260,000 or the pro-rated amount, the value of any fractional share will be forfeited.
Directors who retire or otherwise voluntarily or involuntarily leave the Board prior to the earlier of the next Annual Meeting or the one-year anniversary of the previous Annual Meeting will forfeit all unvested restricted stock units.
In the event the next Annual Meeting is held earlier than the one-year anniversary of the prior Annual Meeting, all current directors as of the date of such Annual Meeting, including directors not standing for reelection, will be entitled to vesting of their restricted stock unit awards on such Annual Meeting date, provided that such awards will be settled on the one-year anniversary date.
Change in Control:
In the event of the occurrence of any transaction described in Section 19.1 of the 2013 Plan, all unearned cash fees and unvested restricted stock unit awards granted to non-employee directors under this Policy will accelerate in full.
Gap Period 2022:
Fiscal year 2022 non-employee director fees were paid in full and fiscal year 2022 equity awards were fully vested at grant, in each case, at the beginning of fiscal year 2022. For the period from the beginning of fiscal year 2023 to the 2022 Annual Meeting, non-employee directors serving as of the 2022 Annual Meeting date will receive the following:
•Board and committee fees prorated at 5/12th of the effective annual rate set forth above. Directors electing to receive stock in lieu of cash for their prorated Non-Employee Director Retainer fee will automatically be granted a fully vested stock award under the 2013 Plan on the 2022 Annual Meeting date. No fractional shares will be rewarded, and the value of any fractional share will be settled in cash on the 2022 Annual Meeting date.
•A fully vested equity award with a grant date fair value equal to 5/12th of the annual award value ($108,833), which will be automatically granted under the 2013 Plan on the 2022 Annual Meeting date. Only whole shares will be subject to such awards, and to the extent, the grant date fair value of such shares is less than $108,833, the value of any fractional share will be forfeited.